UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2022

SENTINELONE, INC.
(Exact name of registrant as specified in its charter)
_____________________________________________________________________________________________

Delaware	001-40531	99-0385461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	444 Castro Street
	Suite 400
Mountain View	California	94041
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (855) 868-3733
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	S	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2022, (the “Effective Date”) the Board of Directors (the “Board”) of SentinelOne, Inc. (the “Company”) appointed Nicholas Warner, the Company’s current Chief Operating Officer to the role of President, Security and Vats Srivatsan as the Chief Operating Officer of the Company, effective as of April 4, 2022.

Prior to joining the Company, Mr. Srivatsan, aged 55, served as President and Chief Operating Officer at ColorTokens Inc., from April 2021 to April 2022 and in various leadership roles at Palo Alto Networks, Inc. (“PANW”), a global cybersecurity company, including most recently as Chief Strategy Officer from January 2019 to March 2021. Prior to joining PANW, Mr. Srivatsan served as Managing Director, Business Operations & Strategy at Google Cloud, a cloud computing services company, from October 2015 to January 2019. Mr. Srivatsan holds a Bachelor of Technology from the Indian Institute of Technology, Bombay, a M.S. in Manufacturing Engineering from Boston University, and a Ph.D. in Operations Research from the Massachusetts Institute of Technology.

In connection with his appointment, the Company entered into an offer letter with Mr. Srivatsan (the “Offer Letter”). The Offer Letter does not have a specific term and provides that Mr. Srivatsan will serve as an at-will employee. Pursuant to the Offer Letter, Mr. Srivatsan is entitled to receive (i) an annual base salary of $450,000 and (ii) an opportunity to earn an annual cash bonus of $450,000.

Subject to the terms and conditions of the Company's 2021 Equity Incentive Plan and the forms and awards thereunder, the Board also approved on the Effective Date a restricted stock unit (“RSU”) award with an aggregate value of $15 million (the “Aggregate RSU Value”). The number of shares of the Company's Class A common stock subject to the award is calculated as follows: the Aggregate RSU Value divided by the fair market value of one share of the Company's Class A common stock on the date of grant. Twenty-five (25%) of the RSU shall vest on the first Vesting Date (as defined below) following the one-year anniversary of April 4, 2022 (the “First Vesting Date”), and 1/16th of the RSU will vest on each third Vesting Date following the First Vesting Date. Vesting Date is defined as the fifth (5th) day of each month.

Mr. Srivatsan is also entitled to certain payments and benefits on termination of employment or upon a termination in connection with a change of control. In the event he is terminated without “cause” or resigns for “good reason” within three months before or twelve months following a “change of control” of the Company, he will be entitled to: (i) an amount equal to twelve months of his base salary and his then-current annual target bonus, in each case at the rate in effect immediately prior to such termination, payable in a cash lump-sum and (ii) to the extent Mr. Srivatsan timely elects to receive continued coverage under the Company's group-healthcare plans, the Company will continue to pay the employer portion of his premium payments for such continued coverage for a period ending on the earlier of (x) twelve months following the termination date and (y) the date that he becomes eligible for coverage under another employer’s plans. In addition, Mr. Srivatsan’s equity awards, excluding awards that would otherwise vest contingent upon remaining-unsatisfied performance criteria, will become vested and exercisable, as applicable, with respect to 100% of the underlying shares. All such severance payments and benefits will be subject to Mr. Srivatsan’s execution of a general release of claims against us.

Additionally, in the event that Mr. Srivatsan is terminated without “cause” or resigns for “good reason” outside of a “change of control,” he will be entitled to (i) an amount equal to six months of his base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum and (ii) to the extent he timely elects to receive continued coverage under the Company's group-healthcare plans, the Company will continue to pay the employer portion of his premium payments for such continued coverage for a period ending on the earlier of (x) six months following the termination date and (y) the date that he becomes eligible for coverage under another employer’s plans. All such severance payments and benefits will be subject to Mr. Srivatsan’s execution of a general release of claims against us.

There are no family relationships between Mr. Srivatsan and any director or executive officer of the Company and no transaction involving Mr. Srivatsan that would require disclosure under Item 404(a) of Regulation

S-K promulgated under the Securities Exchange Act of 1934, as amended. In connection with his appointment, the Company will enter into its standard form of Indemnification Agreement with Mr. Srivatsan.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	SentinelOne Promotes Nicholas Warner to President, Vats Srivatsan Joins as COO.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTINELONE, INC.

Date: April 7, 2022	By:	/s/ David Bernhardt
David Bernhardt
Chief Financial Officer